EXHIBIT 10.1

AMENDED AND RESTATED PROMISSORY NOTE

(Replacement Note)

$4,541,690.00	June 1, 2016

FOR VALUE RECEIVED, the undersigned (jointly and severally and collectively referred to herein as the “Maker”) hereby jointly and severally promise to pay to the order of ROBERT B. ROSENE, JR., his successors, heirs and assigns (the “Holder”) the principal amount of Four Million Five Hundred Forty-One Thousand Six Hundred Ninety and No/100 Dollars ($4,541,690.00).

The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the rate of Seven and One-half percent (7.5%) per annum.

This Note shall be repaid as follows: Beginning July 1, 2016, and continuing monthly on or before the first business day of each month thereafter, Maker shall make a payment in an amount necessary to pay all accrued, but unpaid, interest as of the last day of the immediately preceding month (the “Minimum Monthly Payment”). Notwithstanding this Minimum Monthly Payment, Maker agrees to use commercially reasonable efforts to make payments of no less than $41,666.67 per month (on the dates set forth above and as allowed under that certain Loan Agreement dated January 31, 2014 among Greystone Logistics, Inc., Greystone Manufacturing, L.L.C. and International Bank of Commerce) which such amount shall include the Minimum Monthly Payment. This payment shall be applied first to all accrued, but unpaid, interest and secondly to the outstanding principal amount hereof. All outstanding principal plus all accrued but unpaid interest shall be due and payable in full on January 15, 2018 (the “Maturity Date”). All payments of principal and interest shall be made to the Holder in Dollars in immediately available funds. Maker shall have the right to prepay the outstanding principal balance of this Note, in full or in part, at any time without premium or penalty.

If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at a per annum rate of eighteen percent (18%).

The following shall constitute an “Event of Default” under this Note: (a) Maker’s failure to pay when due the Minimum Monthly Payment; (b) Maker shall be adjudged bankrupt, or any voluntary proceeding shall be instituted by Maker in insolvency or bankruptcy, or for readjustment, extension or composition of debts or for any other relief of debtors, (c) any involuntary proceeding shall be instituted against Maker in insolvency or for readjustment, extension, or composition of debts, which proceeding is not dismissed within sixty (60) days from the filing of the commencement of the same, (d) Maker: (i) applies for or consents to the appointment of a receiver, trustee or liquidator of the properties of Maker; (ii) admits in writing the inability to pay debts as they mature; (iii) makes a general assignment for the benefit of creditors; or (iv) has any part of his assets or property placed in the hands of a receiver, trustee or other officers or representatives of a court or of creditors (unless the receiver, trustee or other officer or representative is not dismissed within sixty (60) days), and (f) the death, dissolution, loss of capacity or loss of legal existence of Maker. Upon the occurrence or existence of any Event of Default referenced in item (a) above for which Holder intends to take legal action, Holder will give Maker written notice of such Event of Default and sixty (60) days from the date of such notice to cure the Event of Default.

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Upon the occurrence and continuation of one or more of the Events of Default beyond any applicable notice and cure period specified above: (a) Holder may, at its option and without notice (such notice being expressly waived), declare the unpaid principal balance of this Note and all accrued and unpaid interest thereon immediately due and payable, and/or (b) Holder may, at its option, exercise any or all other rights and options available to Holder at law or in equity. Holder’s rights, remedies and powers, as provided in this Note are cumulative and concurrent, and may be pursued singly, successively or together against Maker, all at the sole discretion of Holder. Additionally, Holder may resort to every other right or remedy available at law or in equity without first exhausting the rights and remedies contained herein, all in Holder’s sole discretion. Failure of Holder, for any period of time or on more than one occasion, to exercise its option to accelerate the Maturity Date shall not constitute a waiver of the right to exercise the same at any time during the continued existence of any Event of Default or any subsequent Event of Default. If this Note is placed in the hands of an attorney for collection or if collected through the probate court, bankruptcy court, or by any other legal or judicial proceedings, Maker agrees and is obligated to pay, in addition to the sums referred to above, the reasonable attorneys’ fees of Holder, together with all court costs and other expenses paid by Holder.

Each Maker, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

The purpose and intent of this Amended and Restated Promissory Note is to extend, amend, and restate the outstanding principal balance of that certain Promissory Note dated as of December 15, 2005 from the undersigned in favor of the Holder in the face amount of $2,066,000.00 (the “Former Note”). It is expressly not the intent hereof to pay off any portion of the Former Note. The face amount hereof represents the outstanding principal balance of the Former Note plus accrued, but unpaid, interest on the Former Note through the date hereof.

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THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA.

MAKER:

GREYSTONE LOGISTICS, INC.

By:	/s/ Warren F. Kruger
Warren F. Kruger
Its:	President and Chief Executive Officer

GREYSTONE MANUFACTURING, L.L.C.

By:	/s/ Warren F. Kruger
Warren F. Kruger
Its:	Manager

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